Exhibit 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”), effective as of January 1, 2010 by and between LAPOLLA INDUSTRIES, INC., a Delaware corporation (the “Company”) and MICHAEL T. ADAMS (the “Executive”).

WHEREAS, Executive is currently employed as Chief Governance Officer, Executive Vice President, and Corporate Secretary of the Company;

WHEREAS, Company and Executive previously entered into an Executive Employment Agreement effective May 18, 2009 (the “Existing Agreement”);

WHEREAS, Company and Executive have determined that it would be in each of their best interests to amend certain provisions of the Existing Agreement and to enter into this Amendment; and

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.      EFFECTIVE DATE. Except as otherwise expressly provided to the contrary, this Amendment shall be effective as of January 1, 2010.

2.      SECTIONS 4.1, 4.2 AND 4.4 OF SECTION 4 OF THE EXISTING AGREEMENT, “COMPENSATION AND RELATED MATTERS”, ARE AMENDED TO PROVIDE AS FOLLOWS:

"4.1           Base Compensation. Executive shall receive an annual base salary ("Annual Base Salary") of $187,500, effective January 1, 2010, which shall be increased to $200,000, effective July 1, 2010, if Company is at or above budget on June 30, 2010."

“4.2           Annual Bonus. Executive shall be entitled to an annual bonus (“Bonus”) equal to twenty-five percent (25%) of his Annual Base Salary if Company achieves its “Budgeted” earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company’s fiscal year. The Company’s Budgeted earnings for each fiscal year shall be established by the Company, and approved by the Board of Directors or its designee, in its discretion. The Bonus shall be increased to: (a) thirty percent (30%) of Executive’s Annual Base Salary if Company achieves 110% of its budgeted EBITDA; and (b) thirty-five percent (35%) of Executive’s Annual Base Salary if Company achieves 120% of its budgeted EBITDA.  If the Company achieves greater than 120% of its budgeted EBITDA, the Chief Executive Officer, in his discretion, may pay Executive a Bonus greater than thirty-five percent of his Annual Base Salary, subject to review and approval by the Compensation Committee, in its discretion. A portion of the projected Bonus that would be paid to Executive for a given fiscal year of the Company, provided the Company achieved its Budgeted earnings for such year, shall be paid to Executive as soon as practicable after the Company’s Form 10-Q is filed for each fiscal quarter of such fiscal year, provided Company is on target to achieve its Budgeted earnings for such year. The cumulative portion of the Executive’s Bonus that would be paid to Executive after the end of each fiscal quarter provided the Company is on target to achieve its Budgeted earnings, is as follows: (i) at end of first fiscal quarter, 12.5% of Bonus; (ii) at end of second fiscal quarter, 30% of Bonus; (iii) at end of third fiscal quarter, 52.5% of Bonus; and (iv) at end of fourth fiscal quarter, 77.5% of Bonus. If Executive receives projected Bonus payments under (i) through (iv) above that are either in excess of or less than the Bonus to which he is ultimately determined to be entitled for such year based upon the Company’s Form 10-K, Executive shall return such excess to Company, or Company shall pay Executive the additional amount to which he is entitled, as the case may be, within thirty (30) days after the filing of the Company’s Form 10-K for such fiscal year.”

“4.4           Transaction Bonus. During the Employment Period, and provided Executive is still employed by the Company, upon consummation of a Change in Control (as defined in Section 7.1), or in the event Executive’s employment is terminated within one year immediately preceding the consummation of a Change in Control (other than by the Company for “Cause” as defined in Section 6.1), the Executive shall be entitled to receive a bonus (the “Transaction Bonus”) in addition to any other payments or benefits applicable thereto under this Agreement. The Transaction Bonus shall be in an amount equal to one and one half percent (1.5%) of the “Transaction Value”, which means the total amount of consideration paid in respect of the transaction that resulted in the Change in Control. The Transaction Bonus shall be paid on the same schedule, under the same terms and conditions and in the same form of consideration (e.g., cash, stock in the acquiring company, promissory note or a combination thereof) as is the consideration received by the holders of the majority of the outstanding voting securities of the Company who participate in the transaction; provided, however, that in no event shall any portion of the Transaction Bonus be paid to Executive on a date that is later than five (5) years after the Change in Control. In the Company’s sole and absolute discretion, it may pay in cash all or any portion of the Transaction Bonus that would otherwise be paid in a form of consideration other than cash pursuant to this Section. Upon request and at his sole expense, Executive shall be entitled to have the Company’s outside auditors prepare a full and complete accounting of the calculation of the Transaction Value and the Transaction Bonus.”

3.      SECTION 6.3 OF SECTION 6 OF THE EXISTING AGREEMENT, “TERMINATION OF THE AGREEMENT”, IS AMENDED TO ADD THE FOLLOWING SENTENCE AT THE END OF THAT SECTION:

“Except as otherwise provided in this Agreement, all payments required to be paid by the Company to the Executive pursuant to this Section 6.3 are payable in a lump sum within thirty (30) days after the date of Executive’s termination of employment.”

4.      SECTION 6.5 OF SECTION 6 OF THE EXISTING AGREEMENT, “TERMINATION OF THE AGREEMENT”, IS AMENDED TO PROVIDE THE FOLLOWING ADDITIONAL LANGUAGE AFTER THE END OF THE EXISTING LANGUAGE AS FOLLOWS:

“Except as otherwise provided in this Agreement, all payments required to be paid by the Company to the Executive pursuant to this Section 6.5 are payable on the Termination Date or as soon thereafter as is practical based upon the nature of the payment.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto (Section 409A”), as of the date of his separation from service with the Company, no amount that constitutes deferred compensation within the meaning of Section 409A shall be paid to Executive on account of his separation from service prior to the date that is six (6) months after the date of such separation from service (or, if earlier, the date of death of the Executive). Any such payments to which Executive would otherwise be entitled during the six-month period immediately following the date of his separation from service shall be accumulated and paid on the first day of the seventh month after separation from service.”

5.      SECTION 6.6 OF SECTION 6 OF THE EXISTING AGREEMENT, “TERMINATION OF THE AGREEMENT”, IS AMENDED TO PROVIDE AS FOLLOWS:

“Termination Following Change in Control.  If the Company or any successor terminates this Agreement at any time during the Employment Period following a Change in Control of the Company: (i) Executive shall be entitled to an amount equal to the Salary which would otherwise be payable over the remaining term of this Agreement, payable in a lump sum within thirty (30) days after the date of such termination of employment; and (ii) any outstanding Awards (including substituted shares of the acquiring or surviving Company in the case of a merger or acquisition) held by Executive or other benefits under any Company plan or program, which have not vested in accordance with their terms will become fully vested and exercisable at the time of such termination.

Notwithstanding any other provision of this Agreement to the contrary, no amount that constitutes deferred compensation within the meaning of Section 409A shall be paid to Executive on account of a Change in Control, an Ownership Change Event or a Transaction unless such event constitutes a change in the ownership of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.”

6.      SECTION 409A.  The arrangement set forth in the Existing Agreement, as amended by this Amendment, is intended to comply with, and shall be administered, interpreted and construed in a manner consistent with Section 409A.  It is further intended that any payment or benefit provided pursuant to or under the Existing Agreement or this Amendment that is considered to be a deferral of compensation within the meaning of Section 409A shall be paid and provided in a manner, and at such time and in such form, that complies with the applicable requirements of Section 409A to avoid the imposition of additional taxes or interest thereunder. Notwithstanding any other provision of the Existing Agreement or this Amendment, to the extent any amount payable under the Existing Agreement or this Amendment would cause Executive to be liable for the additional tax imposed under Section 409A, the Existing Agreement and/or this Amendment shall be amended in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A; provided, however, that no such amendment shall deprive the Executive of a right accrued under the Existing Agreement or this Amendment prior to the date of the amendment. The Company does not guarantee any particular tax effect with respect to any payment provided for under the Existing Agreement or this Amendment.  The Company shall not be liable for any payment that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under the Existing Agreement or this Amendment as an amount includible in gross income under Section 409A.  Executive shall remain liable for all taxes, interest or penalties imposed against him under Section 409A.

7.      ENTIRE AGREEMENT.  This Amendment, together with the Existing Agreement constitute the entire agreement between the parties hereto with respect to the terms of the Executive’s employment with the Company and together supersede all other prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to such subject matter, and the terms and conditions of the Executive’s employment with the Company shall be governed solely pursuant to the terms of this Amendment and the Exiting Agreement (which shall include the plans or programs referred to in such documents).  In the event of any conflict between the terms of this Amendment and the Existing Agreement, the terms of this Amendment shall govern.  Except as superseded by the terms of this Amendment, the terms of the Existing Agreement shall remain in full force and effect as existing prior to the signing of this Amendment.

8.      COUNTERPARTS.  THIS AMENDMENT MAY BE EXECUTED IN COUNTERPARTS, EACH OF WHICH SHALL BE AN ORIGINAL, WITH THE SAME EFFECT AS IF THE SIGNATURES THERETO AND HERETO WERE UPON THE SAME INSTRUMENT.

9.      CONSULTATION AND REVIEW BY INDEPENDENT COUNSEL. Executive represents to Company that he has consulted with and been advised by independent counsel of his own choosing in connection with the negotiation of the form and substance of this Amendment prior to its execution.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative and the Executive has executed this Amendment as of the day and year below.

LAPOLLA INDUSTRIES, INC.

By: /s/ Douglas J. Kramer, CEO	6/11/10
Name: Douglas J. Kramer	Date
Title: CEO and President

EXECUTIVE:

By: /s/ Michael T. Adams	6/11/10
Name: Michael T. Adams	Date